Exhibit 99
Titan Announces Closing of Exchange Agreement for 5.625% Convertible Senior Subordinated Notes due 2017

QUINCY, Ill. - January 19, 2011 - Titan International, Inc (the “Company”) announced that on January 19, 2011 it closed an Exchange Agreement dated January 7, 2011 with a note holder of the Company’s 5.625% Convertible Senior Subordinated Notes due 2017 (the “Convertible Notes”), pursuant to which such holder exchanged $59,616,000 in aggregate principal amount of the Convertible Notes for 6,617,709 shares of the Company’s common stock, plus a payment for the accrued and unpaid interest.

The shares of common stock to be issued in connection with the Exchange Agreement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to exchange the Convertible Notes or other securities of the Company for shares of common stock or any other securities of the Company.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773